AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1997
                                                        REGISTRATION NO. 333-___
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                  ----------------------------------------

                                CYBERCASH, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   54-1725021
                      (I.R.S. Employer Identification No.)

                              2100 Reston Parkway
                                  Third Floor
                            Reston, Virginia  20191
                                 (703) 620-4200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                  ----------------------------------------
                           RUSSELL B. STEVENSON, JR.
                               General Counsel
                              2100 RESTON PARKWAY
                                  THIRD FLOOR
                            RESTON, VIRGINIA  20191
                                 (703) 620-4200
 (name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               MICHAEL J. SILVER
                             HOGAN & HARTSON L.L.P.
                       111 S. CALVERT STREET, SUITE 1600
                           BALTIMORE, MARYLAND  21202
                                 (410) 659-2741

                                  ------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                       Proposed Maximum      Proposed Maximum        Amount of
        Title of each class of securities          Amount to be         Offering Price      Aggregate Offering     Registration
               to be registered                     registered           per unit (1)            Price (1)              Fee
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001 par value . . . . . .     2,070,000 shares (2)          $16.625           $34,413,750           $10,429
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the Registration Fee and based upon the average of the high and low sale prices of the Registrant's Common Stock on August 19, 1997, as reported on the Nasdaq Stock Market of $16.625.

(2) Includes shares of Common Stock which may be offered pursuant to this Registration Statement consisting of an estimated 1,900,000 shares issuable upon conversion of 15,000 shares of Series C Convertible Preferred Stock. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series C Convertible Preferred Stock (based on a conversion price of $16.625 which is the single lowest closing price of the Common Stock reported on the Nasdaq National Market for the ten (10) consecutive trading days ending August 19, 1997). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series C Convertible Preferred Stock and Warrants to purchase Common Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating conversion prices) in accordance with Rule 416.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                 AUGUST 25, 1997

                                CYBERCASH, INC.

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

                             ---------------------

   This Prospectus relates to the offer and sale of up to 2,070,000 shares
(the "Shares") of common stock, $.001 par value ("Common Stock") of CyberCash, Inc. ("CyberCash" or the "Company"). The Shares will be offered for sale by certain stockholders of the Company, or by donees or certain other permitted transferees (the "Selling Stockholders"), from time to time in one or more transactions (which may involve block transactions) effected on the Nasdaq Stock Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in privately negotiated transactions, through the writing of options on the Shares, short sales or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly, through broker-dealers, underwriters or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). In connection with any sales by the Selling Stockholders of Common Stock hereunder, the Selling Stockholders and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Selling Stockholders" and "Plan of Distribution."

   None of the proceeds form the sale of the Shares by the Selling Stockholders will be received by the Company. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder.

   The Selling Stockholders and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

   SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN CYBERCASH.

   The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "CYCH." On August 22, 1997, the reported last sale price of the Common Stock on Nasdaq was $18.50 per share.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is August 25, 1997

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov.

   The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1996, the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, the Company's current report on Form 8-K filed on August 8, 1997 the description of the Company's Common Stock set forth in the Company's Registration Statements on Form 8-A filed under the Exchange Act including all amendments and reports filed for the purpose of updating such descriptions and the Company's Current Report on Form 8-K dated August 5, 1997. All documents filed by the Company with the Commission pursuant to Sections 13(a) of the Exchange Act and any definitive proxy statement filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person, directed to James J. Condon, CyberCash, Inc., 2100 Reston Parkway, Reston, VA 20191, 703-620-4200, or via e-mail: legal@cybercash.com.

                                  RISK FACTORS

        In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Common Stock. The following discussion identifies important factors that could cause CyberCash's actual results to differ materially from results predicted or implied in any forward-looking statements made in this Prospectus or elsewhere by or on behalf of CyberCash.

   LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT

   The Company is a development stage company founded in August 1994 and presently has only a limited number of financial institutions and merchants utilizing its services. The Company commercially released its Credit Card service in January 1996 and its CyberCoin(TM) service in September 1996 and has only conducted pilot projects for its PayNow(TM) Secure Electronic Check service. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their earlier stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, continue to provide enhancements to its Credit Card and CyberCoin service, further develop and commercially release its PayNow service and supporting software, successfully implement its marketing strategy, respond to competitive developments, continue to attract, retain and motivate qualified personnel, expand its management processes and capabilities, and develop and upgrade its technology. There can be no assurance that the Company will succeed in addressing these risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

   As of June 30, 1997, the Company had an accumulated deficit of $53,246,000. Since its inception, the Company has only recognized revenues that are small relative to its expenses. The Company's ability to generate significant revenue is subject to substantial uncertainty. In addition, the Company anticipates that its operating expenses will continue to increase in the foreseeable future as it further develops its technology, releases the PayNow service, further increases its sales and marketing activities, creates and expands the distribution channels for its services and broadens its customer support capabilities. Accordingly, the Company expects to continue to incur significant operating losses on both a quarterly and an annual basis at least through 1998 and perhaps for some time thereafter. There can be no assurance that the Company will achieve or sustain profitability.

   UNCERTAINTY OF DEVELOPMENT OF MARKET

   The market for the Company's services is at an early stage of development, is rapidly evolving, and is characterized by an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the Internet (including security, reliability, cost, ease of use and quality of service) remain unresolved and may affect growth of the use of the Internet in general and of Internet commerce in particular. The widespread adoption of the Internet for commerce will require a broad acceptance of new methods of conducting business and exchanging information. Enterprises that have invested substantial resources in other methods of conducting business have tended to be slow to adopt a new strategy that may limit or compete with their existing business. They have also had to overcome technical obstacles and develop new business models to succeed in this new environment.

   The Company intends eventually to offer its payment services principally through banks and other financial institutions. Many larger financial institutions have been reluctant to commit to involvement with Internet commerce. They have expressed concerns about the security, stability, and economic viability of Internet payment systems such as those offered by the Company. While the Company believes that some larger institutions are demonstrating an increased willingness to consider offering Internet payment services, it is uncertain how many banks and other financial institutions will decide to do so, or how long before they will do so in significant numbers. If financial institutions do not begin to commit to offering Internet payment services, the Company will have to change its strategy. There is no assurance that the Company would be able to develop a successful alternative strategy.

   Consumers have also been slower to commence substantial volumes of purchases over the Internet than had been anticipated. They have demonstrated concerns about privacy and security, as well as convenience and ease of use of payment systems. While the Company believes that consumers are beginning to be more willing to use its payment services, the rate at which the services will become widely accepted remains uncertain.

   Some of the Company's services currently require consumers to download and install the Company's Wallet software and to bind it to credit card or checking accounts. With respect to the CyberCoin service, in particular, the incentive for them to do so is largely dependent upon the number and quality of merchants that have agreed to use the CyberCoin service. Conversely, the incentive for merchants to adopt the CyberCoin service is largely dependent on the number of consumers that are equipped to use it. For the CyberCoin service to become successful, the Company will have to overcome the obstacle that this presents, and there can be no assurance that it will succeed. If it cannot achieve widespread acceptance of its services by both consumers and merchants, the Company's business will be materially and adversely affected.

   For the reasons discussed above, among others, Internet commerce, and consequently the market for the Company's services, have developed more slowly than some had predicted. Although Internet commerce continues to grow, it is not known how soon, if ever, the demand for payment services will become sufficient to sustain a viable market for the Company's services. The Company's business includes services that have never existed before, which operate in a market that previously did not exist. In this regard, it is unknown whether any significant market for effecting payments by electronic check or for making low denomination cash transfers over the Internet will develop. The use of the Company's services is dependent in part upon the continued development of an infrastructure for providing adequate Internet access and the proper management of Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as adequate capacity, a reliable network backbone or timely development of complementary products, such as high speed modems. There can be no assurance that commerce over the Internet will become widespread, that a significant market for the Company's services will emerge, or that the Company's services will become generally adopted. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, the infrastructure for the Internet is not adequately developed or the Company's services do not achieve market acceptance by a significant number of individuals, businesses and financial institutions, the Company's business, financial condition and operating results will be materially and adversely affected.

   POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

   Because Internet commerce is still at an early stage, the Company's revenue expectations are based almost entirely on expectations of future demand and not on actual experience. Moreover, the Company must continue to control its operating expenses in order that its accumulated losses do not exceed what it can finance with its existing working capital or it will be forced to raise additional capital. In the event market demand and revenues do not meet expectations, the Company may be unable to adjust its spending levels on a timely basis to compensate for unexpected revenue shortfalls. In addition, the Company's operating expenses increased substantially in recent periods. The Company currently anticipates that its operating expenses will remain relatively constant during 1997 and the first half of 1998. Thereafter, however, operating expenses may increase as the Company continues to develop its services and technology, increase its sales and marketing operations, develop new distribution channels, improve its operational and financial systems and broaden its customer support capabilities. Any material shortfall of demand for the Company's services in relation to the Company's expectations would have a material adverse effect on the Company's business and financial condition and could cause significant fluctuations in the Company's results of operations.

   The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including changes in acceptance of Internet commerce in general, demand for the Company's services, introduction or enhancement of services by the Company and its competitors, market acceptance of new services, the mix of distribution channels through which services are provided, the distribution of the Company's software to individuals, businesses and financial institutions, the timing and effectiveness of collaborative marketing and distribution efforts by the Company's strategic partners, the mix of international and North American revenues, the timing and rate at which the Company increases its expenses to support projected growth, the cost of compliance with applicable government regulations, and general economic conditions. In particular, the Company believes that quarterly operating results may fluctuate due to the timing of the adoption of the Company's services by financial institutions and transaction processors and revenues from international operations. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, marketing or licensing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations or financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations are not meaningful and should not be relied upon as any indication of future performance. Because of all of the foregoing factors, it is likely that the Company's quarterly operating results from time to time will be below the expectations of public market analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected.

   COMPETITION

   The Internet payment services industry is new and rapidly evolving, resulting in a dynamic competitive environment. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. In addition, many of the Company's current or potential competitors, such as Microsoft, have broad distribution channels that may be used to bundle competing products directly to end-users or purchasers. If such competitors were to bundle competing products for their customers, the demand for the Company's services may be substantially reduced, and the ability of the Company to successfully effect the distribution of its products and the utilization of its services would be substantially diminished. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition or operating results.

   The Company competes or may compete directly or indirectly with, among others, (i) providers of digital cash, such as DigiCash bv; (ii) GC Tech, Inc., which currently is providing an Internet micropayment service in Europe; (iii) Internet credit card service providers, such as VeriFone, Inc., First Virtual Holdings, Inc., GC Tech, IBM and AT&T Corporation; (iv) banks and others which may eventually offer direct transfers of funds from checking accounts over the Internet; and (v) developers of "smart card" programs, such as Mondex. Additional competition could come from other Web browser companies and software and hardware vendors that incorporate Internet payment capabilities into their products. Further, because of the rapidly evolving nature of the industry, many of the Company's collaborative partners are current or potential competitors. In addition, current or potential competitors, including certain of the Company's collaborative partners, have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their software, products or services to compete with the Company's software and services and address the needs of the Company's prospective customers.

   Additional competition could come from Web browser companies and software and hardware vendors that incorporate Internet payment capabilities into their products. Further, because of the rapidly evolving nature of the industry, many of the Company's collaborative partners are current or potential competitors.

   DEVELOPMENT OF NEW SERVICES, INDUSTRY ACCEPTANCE AND TECHNOLOGICAL CHANGE

   Substantially all of the Company's anticipated revenues will be derived from relatively small fees charged to financial institutions, businesses and individuals for transactions effected using the Company's services. Accordingly, broad acceptance of the Company's services and their use in large numbers of transactions is critical to the Company's success, as is the Company's ability to design, develop, test, introduce and support new services and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. The market for the Company's services is characterized by rapidly changing technology and evolving industry standards. The Company's services are designed around certain technical standards, and current and future sales of the Company's services will be dependent on industry acceptance of such standards. While the Company intends to provide compatibility with the standards promulgated by leading industry participants and groups, widespread adoption of a proprietary or closed standard could preclude the Company from effectively doing so. Moreover, a number of leading industry participants have announced their intention to enter into or expand their position in the market for Internet payments through the development of new technologies and standards. There can be no assurance that the Company's services will achieve market acceptance, that the

Company will be successful in developing and introducing its proposed services or new services that meet changing customer needs and respond to technological changes or evolving industry standards in a timely manner, if at all, that the standards upon which the Company's services are or will be based will be accepted by the industry or that services or technologies developed by others will not render the Company's services noncompetitive or obsolete. The inability of the Company to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that renders the Company's services noncompetitive or obsolete would have a material adverse effect on the Company's business, financial condition and operating results.

   RISKS OF DEFECTS AND DEVELOPMENT DELAYS

   Services based on sophisticated software and computing systems often encounter development delays and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. The Company may experience delays in the development of the software and computing systems underlying the Company's services. In addition, there can be no assurance that, despite testing by the Company and potential customers, errors will not be found in the underlying software, or that the Company will not experience development delays, resulting in delays in the shipment of its software, the commercial release of its services or in the market acceptance of its services, each of which could have a material adverse effect on the Company's business, financial condition or operating results.

   DEPENDENCE ON KEY PERSONNEL

   The Company's performance is substantially dependent on the performance of its executive officers and key employees, most of whom have worked together for only a short period of time. The Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled development teams. The Company does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its key employees, particularly its founder, William N. Melton, could have a material adverse effect on the Company's business, financial condition or operating results. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results.

   LIMITED SALES FORCE; EVOLVING DISTRIBUTION CHANNELS

   The Company has a limited number of sales and marketing employees and has a limited number of established distribution channels for its software and services. The Company intends to distribute much of its software to businesses and individuals free of charge and to effect a significant amount of its software distribution through bundling arrangements with the developers of various hardware and software vendors. In order to generate substantial revenue, the Company must achieve broad distribution of its software to individuals and businesses and secure general adoption of its services and technology. No assurance can be given as to the ability of the Company to continue to establish bundling arrangements, retain existing arrangements or to broadly distribute its software and generate sufficient demand for its services, and the inability of the Company to do so would have a material adverse effect on the Company's business, financial condition and operating results.

   DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT; POSSIBLE LITIGATION

   The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company has no patents. The Company has applied for several United States and foreign patents and intends to continue to file patent applications on inventions that it may make in the future. There can be no assurance that any of these patents will be granted, or that if granted such patents would survive a legal challenge to their validity, or provide meaningful levels of protection. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality and assignment agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of the Company's services. To license its services, the Company often relies on "on-screen" licenses that are not manually signed by the end-users and, therefore, may be unenforceable under the laws of certain jurisdictions. Despite the Company's efforts to protect its proprietary rights, third parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's services is difficult, particularly in the global environment in which the Company operates, and the laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition or operating results.

   On January 29, 1996, the Company received notification from the holder of a patent for which the Company holds a license of the licensor's intent to file suit and to demand arbitration in the event that the Company did not immediately enter into negotiations to resolve certain claims raised by the licensor. On April 29, 1996, the licensor sent the Company a letter stating that the licensor had terminated the license based on a purported breach by the Company. The Company has informed the licensor that the Company does not believe that any grounds for termination exist. The Company is not using the licensed technology and does not currently intend to do so. To date, no royalties have accrued under the license.

   DigiCash bv has registered the trademark "CyberCash," in the Benelux countries on an "intent-to-use" basis. The Company has not applied to register its CyberCash mark in the Benelux countries. DigiCash has filed an application, based on the Benelux registration, to register the CyberCash mark in the United States but the United States Patent and Trademark Office has issued an office action denying the registration. The Company believes it has a basis to challenge this application but, if DigiCash overcomes the USPTO's objection, its registration of the mark may create rights superior to the Company's rights in the CyberCash mark. Nevertheless, CyberCash has filed an application to register the CyberCash mark in the United States, as well as in certain overseas jurisdictions. No assurance can be given as to the ability of the Company to secure any registration of or the right to continue to use the name and mark CyberCash nor can there be any assurance that a license to or assignment of the CyberCash name and mark would be available to the Company on reasonable terms or at all should the Company be unable to secure registration of, or the right to continue to use, the CyberCash name and mark. The prosecution of claims relating to the CyberCash mark, including the securing of an injunction preventing the Company's use of CyberCash, could have a material adverse effect on the Company's business, financial condition or operating results.

   The Company is aware of patents held by independent third parties in the area of electronic payment systems. No assurance can be given as to the applicability of such patents to the Company's services and technologies. The assertion of these patent rights, if successful, could result in substantial costs to the Company. There can be no assurance that the Company's services are not, or in the future will not be, within the scope of such patents or any other existing or future patents, and any litigation arising thereunder, even if successfully contested, could have a material adverse effect on the Company's business, financial condition or operating results. In addition, the Company from time to time has received, and may receive in the future, notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. If any such claims or actions are asserted, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition or operating results.

   The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's software to perform key functions. In this regard, all of the Company's services incorporate data encryption and authentication technology licensed from

RSA Data Security, Inc. RSA Data Security has agreed to indemnify CyberCash for any claim against the Company on the basis of proprietary rights infringement with respect to the licensed technology. CyberCash has agreed to a similar indemnity of its licensees.

   There also can be no assurance that the Company's other third party technology licenses will continue to be available to the Company on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of the Company's services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, financial condition or operating results.

   RISKS ASSOCIATED WITH ENCRYPTION TECHNOLOGY

   A significant barrier to Internet commerce is the secure exchange of value over public networks. The Company relies on encryption and authentication technology to provide the security and authentication necessary to effect the secure exchange of value, including public key cryptography technology licensed from RSA and private key Data Encryption Standard ("DES") cryptography. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA, DES or other algorithms used by the Company to protect customer transaction data. Such a development could have a material adverse effect on the Company's business, financial condition or operating results.

   GOVERNMENT REGULATION

   The Company's operations are subject to various state and federal regulations. Because Internet commerce in general, and the Company's services in particular, are so new, the application of many of these regulations is uncertain and difficult to interpret. The agencies responsible for the interpretation and enforcement of these regulations could amend those regulations or issue new interpretations of existing regulations. It is also possible that new legislation may be passed that imposes additional regulation on the Company. Any such change in the regulations applicable to the Company's business could lead to increased operating costs and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance. In addition, if a regulatory agency or law enforcement authority should assert that the Company is failing to comply with existing regulations, the costs of responding to such a challenge could result in significant drains on the Company's financial and management resources, which could have a material adverse effect on the Company's business, financial condition or operating results.

   Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business or could otherwise have a material adverse effect on the Company's business, financial condition or operating results.

   All of the Company's services utilize encryption technology, the export of which is regulated by the U.S. government. The Company has obtained authority to export the encryption technology in its Wallet and CashRegister software worldwide, except to Libya, Syria, Cuba, North Korea, Sudan, Iraq and Iran. This authority may be revoked or modified at any time, however, for any particular jurisdiction or in general. The Company also intends to apply for an export license covering the encryption technology in its gateway server software. There can be no assurance, however, that such a license will be obtained. Some countries restrict the import of encryption software. In addition, there can be no assurance that export controls or import controls, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its software outside of the United States. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of its software. Moreover, federal, state or foreign legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of the Company's software, new legislation or regulation could have a material adverse effect on the Company's business, financial condition or operating results.

   FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

   The Company currently anticipates that its available cash resources combined with funds from operations will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next twelve months. Thereafter, if the Company has not commenced to generate significant revenues, it will need to raise additional funds. If the Company does raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available now or in the future. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results.

   RISK OF LOSS FROM RETURNED TRANSACTIONS, MERCHANT FRAUD OR ERRONEOUS TRANSMISSIONS

   The Company currently utilizes two principal fund transfer systems: the automated clearing house ("ACH") system for electronic fund transfers and the national credit card systems (e.g., MasterCard, Visa, American Express and Discover) for electronic credit card settlements. In its use of these established payment systems, the Company may bear some of the credit risks normally assumed by other users of these systems arising from returned transactions caused by unauthorized use, disputes, theft or fraud. The Company also may bear some risk of merchant fraud and transmission errors if it is unable to have erroneously transmitted funds returned by an unintended recipient. In addition, the agreement between the Company's users of its services for allocation of these risks will be in electronic form, and while digitally signed, will not be manually signed and hence may not be enforceable. Finally, the Company may be subject to merchant fraud, including such actions as inputting false sales transactions or false credits. The Company intends to manage all of these risks through risk management systems, internal controls and system security. There can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from returned transactions, merchant fraud or erroneous transmissions which could have a material adverse effect on the Company's business, financial condition or operating results.

   The Company is currently testing technology that would provide means other than the ACH system by which consumers can access their checking accounts via the Internet. This technology has the promise of being more efficient, less costly, and more secure than the ACH system. There is, however, no assurance that the Company will be successful in the current effort, or, if it is successful, that the new approaches it is seeking to develop will prove cost-effective or will meet with market acceptance.

   SYSTEM INTERRUPTION AND SECURITY RISKS; POTENTIAL LIABILITY AND LACK OF INSURANCE

   The Company's operations are dependent on its ability to protect its system from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond the Company's control. Most of the Company's computer equipment, including its processing equipment, are currently located at a single site. There can be no assurance that the Company's existing and planned precautions of redundant systems, regular data backups and other procedures are adequate to prevent any significant system outage or data loss. Consequently, unanticipated problems may cause such failures or losses. Despite the implementation of security measures, the Company's infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by its customers or other Internet users. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition or operating results. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals, businesses and financial institutions utilizing the Company's services, which may result in significant liability to the Company and also may deter potential customers from using the Company's services. Persistent problems continue to affect public and private data networks. For example, in a number of networks, hackers have bypassed firewalls and misappropriated confidential information. In addition, while the Company attempts to be careful with respect to the employees it hires and maintain controls through software design, security systems and accounting procedures to prevent unauthorized employee access to user accounts, it is possible that, despite such safeguards, an employee of the Company could divert users' funds while they are in the control of the Company, which would also expose the Company to a risk of loss or litigation and possible liability to users. The Company attempts to limit its liability to customers, including liability arising from the failure of the security features contained in the Company's system and services, through contractual provisions. However, there can be no assurance that such limitations will be enforceable. The Company currently does not have product liability insurance to protect against these risks and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all.

   RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

   A component of the Company's strategy is to expand its operations into international markets. The Company has created joint ventures in Japan and Germany and has arranged with local strategic allies for the delivery of certain of its services in France and the United Kingdom. The majority of the Company's revenues for the first half of 1997 derive from fees and development work charged to these joint ventures and foreign strategic allies. The deployment of the Company's services in these countries is at an early stage, and revenues to the Company from the operation of the services have so far been small. The Company anticipates that revenues derived from development work and initial licensing fees from international operations will decline over time. There can be no assurance that the services will be commercially successful in these or other foreign markets, or that revenues to the Company resulting from ongoing commercial operations will ever be significant. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely affect the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, financial condition or operating results.

   BANK FAILURE; LIMITATION ON ACCESS TO FUNDS

   Some of the Company's services involve holding funds in the user's Wallet in financial institutions. These funds are held in accounts by the Company as agent for its customers. The Company will place funds only in banks which are subject to state or federal regulation (or the non-U.S. equivalent), are insured by the Federal Deposit Insurance Corporation and are believed by the Company to be financially sound. Such regulatory and deposit insurance protection may not be available for foreign accounts. Even if deposit insurance is available, such insurance may not fully cover amounts held on behalf of the user. Furthermore, the Company believes that because the user funds are held in a fiduciary or trust capacity by the Company, they would not be subject to the claims of the Company's creditors or a bankruptcy trustee. There can be no assurance, however, that should there be a failure of a financial institution in which the Company has placed user funds, or should a creditor or trustee of a user or of the Company seek control over an agency account containing user funds, that the Company would not be subject to litigation and possibly liability to users. The Company does not have insurance to protect against certain of these risks, and there is no assurance that such insurance will become available, or if made available, would be affordable to the Company.

   DEPENDENCE ON THE INTERNET

   The Company's operating performance depends in large part on the emergence of the Internet as a widely-used commercial marketplace. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure (e.g., reliable network backbone), untimely development of complementary products (e.g., high speed modems), delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. In addition, to the extent that the Internet continues to experience significant growth in the number of users and the level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such potential growth. Because global commerce on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition will be materially adversely affected.

   EXTREME VOLATILITY OF STOCK PRICE AND RISK OF LITIGATION

   The Company's Common Stock price has been extremely volatile and has experienced substantial and sudden fluctuations, particularly as a result of announcements by the Company and its competitors, changes in financial estimates by securities analysts and announcements with respect to the industry generally. In addition, the stock market has experienced significant price and volume fluctuations that have especially affected the market prices of equity securities of many high technology companies, particularly Internet-related companies, and that often have been unrelated to the operating performance of such companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

   EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

   The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The Company issued 15,000 shares of Series C Convertible Preferred Stock (the "Series C Stock") in August 1997. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. Certain provisions of the Company's Bylaws, the issuance of preferred stock, certain provisions in the Certificate of Incorporation, the staggered Board of Directors as well as applicable provisions of Delaware law could have a depressive effect on the Company's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for the Company.

   POTENTIAL FOR DILUTION

   As of August 20, 1997, 15,000 shares of Series C Stock were issued and outstanding. Each share of the Series C Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series C Stock (as such value is increased by a premium based on the number of days the Series C Stock is held) by the then current Conversion Price (which is based on the market price of the Common Stock). If converted on August 20, 1997, the Series C Stock would have been convertible into approximately 904,110 shares of Common Stock. Depending on market conditions at the time of conversion, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Series C Stock. The shares of Common Stock into which the Series C Stock may be converted are being registered pursuant to this Registration Statement.

                                  THE COMPANY

   CyberCash was incorporated in Delaware in 1994. The Company's home page can be located on the Web at http://www.cybercash.com. CyberCash, Inc. ("CyberCash" or the "Company") is a leading provider of software and services to enable secure financial transactions on the Internet. The Company's suite of Internet payment services features the electronic counterparts to cash, credit cards and checks. The Company believes that it is well-positioned to capitalize on the emerging market for Internet commerce because it offers a range of payment services that work with the existing transaction processing systems of financial institutions. The Company's address is 2100 Reston Parkway, 3rd Floor, Reston, Virginia 20191 and its phone number is 703/620-4200.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of the Common
Stock by the Selling Stockholders. Upon exercise of warrants held by Carnegie Mellon University ("CMU"), the Company will receive approximately $822,500 which will be used for general corporate purposes.

                             SELLING STOCKHOLDERS

   This Prospectus relates to the offering by the Selling Stockholders for resale of up to 2,070,000 shares of Common Stock. After giving effect to the Offering, the Selling Stockholders will beneficially own no shares of Common Stock of the Company. CMU owns 120,000 shares of Common Stock and warrants to purchase 50,000 shares of Common Stock. RGC International Investors, LDC and Halifax Fund, L.P. (the "Series C Holders") will acquire Common Stock upon conversion, from time to time, of the Series C Preferred Stock they acquired in a private placement in August, 1997. See "Description of Capital Stock -- Series C Convertible Preferred Stock." If the Series C Holders had converted all of their respective shares of Series C Preferred Stock as of August 20, 1997, RGC International Investors would have received 602,740 shares of Common Stock upon conversion of the 10,000 shares of Series C Preferred Stock it owns and Halifax Fund, L.P. would have received 301,370 shares of Common Stock upon conversion of the 5,000 shares of Series C Preferred Stock it owns. This Prospectus will be supplemented from time to time to reflect the conversion of the number of shares of Common Stock acquired by each Series C Holder, as each Series C Holder converts its shares of Series C Preferred Stock.

   The Shares were issued in one or more private placement transactions to the Selling Stockholders. The following table sets forth certain information with respect to the Selling Stockholders as of August 20, 1997, as follows: (i) the name and position or other relationship with the Company within the past three years of each Selling Stockholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exercisable within sixty
(60) days of such date) prior to the offering hereby; (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered hereby.

                                             Number of Shares                                   Number of Shares
                                            Beneficially Owned     Number of Shares Being      Beneficially Owned
         Selling Stockholders             Prior to the Offering            Offered               After Offering
         --------------------             ---------------------            -------               --------------
Carnegie Mellon University (1)                    170,000                  170,000                     0

RGC International Investors, LDC (1)(2)           602,740                  602,740                     0

Halifax L.P. (1)(2)                               301,370                  301,370                     0

(1) The number of shares set forth in the table represents an estimate of the number of shares of Common stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of Series C Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series C Stock or upon exercise of the warrants held by CMU by reason of the floating conversion price mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(2) The number of shares of Common Stock beneficially owned by the Selling Stockholder is based on a conversion price of $16.625, which is the single lowest closing price of the Common Stock during the ten consecutive trading days ending August 19, 1997. Pursuant to the terms of the Series C Preferred Stock, if the Series C Preferred Stock had been actually converted on August 20, 1997, the conversion price would have been $16.625 (the single lowest closing price of the Common Stock during the ten (10) consecutive trading days ending August 19, 1997). Pursuant to the terms of the Series C Preferred Stock, the shares of Series C Preferred Stock are convertible by any holder only to the extent that the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series C Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with
Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series C Preferred Stock. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

                              PLAN OF DISTRIBUTION

   The Shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144.

   The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

   The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

   The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock").

COMMON STOCK

   As of August 20, 1997, there were 10,904,163 shares of Common Stock outstanding and held of record by 7,015 stockholders.

   The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

   The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES C CONVERTIBLE PREFERRED STOCK

   Pursuant to the Company's Certificate of Incorporation, the Board has classified 15,000 shares of the Preferred Stock as Series C Convertible Preferred Stock with the rights, preferences, privileges and terms set forth in the Certificate of Designations filed pursuant thereto. The Stated Value Per Share of the Series C Stock is $1000.00. With respect to rights upon liquidation, winding up or dissolution and redemption rights, the Series C Stock will rank (i) with the consent of the holders of the Series C Convertible Preferred Stock obtained in accordance with the Certificate of Designation, junior to any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank prior to the Preferred Stock, whether now existing or hereafter created (the "Senior Preferred Stock"), (ii) with the consent of the holders of the Series C Convertible Preferred Stock obtained in accordance with the Certificate of Designation, on a parity with any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank on a parity with the Preferred Stock, whether now existing or hereafter created (the "Parity Preferred Stock"), and (iii) prior to any other class or series of capital stock of the Company, including, without limitation, all classes of the Common Stock, par value $0.001 per share, of the Company, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Company to which the Series C Stock ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").

   Dividends. Holders of the Series C Stock are not entitled to receive dividends. So long as the Series C Stock is outstanding, however, no dividends may be declared or paid on, nor shall any distribution be made on, any Junior Securities, the Company may not redeem or repurchase any Junior Securities, nor may any moneys be paid to or made available for a sinking fund for the benefit of any Junior Securities, without the written consent of the holders of a majority of the outstanding shares of Series C Stock.

   Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary, shall be commenced with respect to the Company (a "Liquidation"), the holders of shares of Series C Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Company and to holders of any stock of the Company with liquidation rights senior to the Series C Stock, including holders of Senior Preferred Stock), the Stated Value Per Share plus an amount equal to 5% per annum for the period beginning August 5, 1997 and ending on the date of final distribution to the holder thereof (pro rated for any portion of such period) (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made, the holders of shares of Series C Stock shall not be entitled to any further participation in any distribution of assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Preferred Stock Liquidation Distribution to the holders of shares of Series C Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Series C Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Company into or with another corporation, a merger or consolidation of any other corporation with or into the Company upon the completion of which the stockholders of the Company prior to the merger or consolidation no longer hold a majority of the outstanding equity securities of the Company or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (any such event, a "Reorganization Event") shall, at the option of the holders of at least 50 % of the Series C Stock, be deemed to be a Liquidation of the Company.

   Voting Rights. The holders of the Series C Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws. Except as otherwise provided by the Delaware General Corporation Law (the "DGCL"), the holders of the Series C Stock have no voting power whatsoever.

   Conversion. Each share of Series C Stock is convertible into the number of shares of the Company's Common Stock equal to (i) the Stated Value Per Share plus a premium of 5% of the stated value from the date of issuance of the Series C Stock divided by (ii) the Conversion Price. The Conversion Price is equal to the lowest closing price of the Company's Common Stock on Nasdaq during a measurement period ending one trading day prior to the conversion date. The measurement period initially is 10 consecutive trading days and will increase by 2 trading days each month beginning January 16, 1998 and ending June 16, 1998, when the measurement period will be 22 trading days.

   The holders of the Series C Stock are subject to limits on the number of shares they can convert at any one time. Unless the trading price of the Common Stock on the date of conversion is greater than either $17 per share or 125% of the then applicable Conversion Price, the following limits apply: from the date of issuance until January 3, 1998, the Series C Stock may not be converted; beginning on January 3, 1998, each holder of Series C Stock may convert up to 30% of its initial holding of Series C Stock into Common Stock ("Initial Holding"); beginning on February 2, 1998, it may convert up to 60% of its Initial Holding; beginning on March 4, 1998, it may convert up to 90% of its Initial Holding; and beginning on April 3, 1998, it may convert up to 100% of its Initial Holding.

   The Series C Stock will automatically convert into Common Stock, at the then applicable Conversion Price, on August 4, 2002.

DELAWARE LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

   The Company is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

   The Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors, and that directors can only be removed for cause by a majority vote of the stockholders and without cause by a vote of the stockholders. In addition, the Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, only one of which shall be elected at any given annual meeting. These provisions, which require the vote of at least two-thirds of the stockholders to amend, could have the effect of delaying, deterring or preventing a change in control of the Company or depressing the market price of Common Stock or discouraging hostile bids in which stockholders of the Company could receive a premium for their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

   BankBoston N.A. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                                 LEGAL MATTERS

   Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Robert Stankey, Assistant General Counsel.

                                    EXPERTS

   The consolidated financial statements of CyberCash, Inc. appearing in CyberCash, Inc.'s Annual Report (Form 10-K), for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

        NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.





                           ------------------------





                             TABLE OF CONTENTS


                                                             PAGE
                                                             ----
          Available Information . . . . . . . . . . . . . .    2
          Incorporation of Certain Documents by
            Reference . . . . . . . . . . . . . . . . . . .    2
          Risk Factors  . . . . . . . . . . . . . . . . . .    3
          The Company . . . . . . . . . . . . . . . . . . .   11
          Use of Proceeds . . . . . . . . . . . . . . . . .   11
          Selling Stockholders  . . . . . . . . . . . . . .   11
          Plan of Distribution  . . . . . . . . . . . . . .   11
          Description of Capital Stock  . . . . . . . . . .   13
          Legal Matters . . . . . . . . . . . . . . . . . .   15
          Experts . . . . . . . . . . . . . . . . . . . . .   15


================================================================================


================================================================================






                               CYBERCASH, INC.



                                COMMON STOCK







                              ---------------

                                 PROSPECTUS

                              ---------------













                               August 25, 1997





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

                   SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .             $10,429
                   Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . .               5,000
                   Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . .               5,000
                   Blue Sky fees and expenses (including counsel fees) . . . . . . . . . . . .               1,000
                   Printing and engraving expenses . . . . . . . . . . . . . . . . . . . . . .               5,000
                   Transfer agent's and registrar's fees and expenses  . . . . . . . . . . . .               2,000
                   Miscellaneous expenses, including Listing Fees  . . . . . . . . . . . . . .              35,000
                                                                                                           -------
                        Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $73,429
                                                                                                           -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article SIXTH of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent not permitted under Delaware General Corporation Law.

   Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not made in good faith or with involved intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the Registrant's Amended and Restated Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Registrant will be indemnified to the fullest extent permitted by the DGCL.

   The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

              EXHIBIT
              NUMBER       DESCRIPTION
              ------       -----------
              3.01         Amended and Restated Certificate of Incorporation (1)
              3.02         Bylaws (1)
              3.03         Certificate of Designation (2)
              4.01         Specimen Stock Certificate (1)
              5.01         Legal Opinion
              23.01        Consent of Robert Stankey (contained in Exhibit 5.01)
              23.02        Consent of Ernst & Young LLP, independent auditors
              24.01        Power of Attorney (contained in signature page)


         -----------------
            (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (SEC File No. 33-80725).
            (2) Incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed with the Securities and Exchange Commission on August 5, 1997.

         (b)     Financial Statement Schedules.

         All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933.

                          (ii)    To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                          Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on August 25, 1997.

                                      CYBERCASH, INC.


                                      By:   /s/  William N. Melton
                                         -------------------------------
                                      William N. Melton
                                      President and Chief Executive Officer


                              POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints
William N. Melton, James J. Condon and Russell B. Stevenson, Jr., and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: August 25, 1997              /s/  William N. Melton
                                   -------------------------------------------
                                   William N. Melton
                                   President and Chief Executive Officer


Date: August 25, 1997              /s/  James J. Condon
                                   -------------------------------------------
                                   James J. Condon
                                   Chief Financial Officer
                                   (Principal Financial Officer and Principal
                                   Accounting Officer)


Date: August 25, 1997              /s/  Daniel C. Lynch
                                   -------------------------------------------
                                   Daniel C. Lynch
                                   Chairman of the Board of Directors


Date: August 25, 1997              /s/  Michael Rothschild
                                   -------------------------------------------
                                   Michael Rothschild
                                   Director


Date: August 25, 1997              /s/  Charles T. Russell
                                   -------------------------------------------
                                   Charles T. Russell
                                   Director


Date: August 25, 1997              /s/  Garen K. Staglin
                                   -------------------------------------------
                                   Garen K. Staglin
                                   Director